EXHIBIT 10.166

                              JOSEPH J. MONTEROSSO
                           NATIONAL POOLS CORPORATION
                                 550 15TH STREET
                             SAN FRANCISCO, CA 94103

June 4, 1997

Mr. Fred G. Luke, Jr.
Nona Morelli's II, Inc.
2 Park Plaza, Suite 470
Irvine, CA 92714

Re:  Exchange Agreement Transaction

Dear Fred:

Reference is made to that certain Exchange Agreement entered into by and among me, Nona Morelli's II, Inc. and Universal Network Services, Inc. ("UNS") concerning the proposed purchase by UNS of 50,000 shares of Series B Preferred Stock issued by NuOasis Gaming, Inc. ("NuOasis"). As we have discussed, most of the terms and conditions of that sale will be set forth in a separate agreement to be entered into by and between me and UNS and the escrow instructions to be signed by me, UNS and other purchasers of Series B Preferred Stock, Nona Morelli's II, Inc. and NuOasis.

In order to expedite the closing of the transaction envisioned by the Exchange Agreement, as well as all related transactions and to accurately reflect our ultimate economic interest in these transactions, this letter will confirm that I, in my sole discretion, will, on behalf of both me and Nona Morelli's II, Inc., have the discretion to decide whether the representations and warranties made by UNS in the Exchange Agreement are accurate and whether the conditions to closing specified in that Agreement have been fulfilled. I may not, however, authorize a closing of the transaction envisioned by the Exchange Agreement or deem such representations and warranties accurate or such closing conditions fulfilled, unless I have been informed by Richard H. Skjerven, Esq., of Skjerven, Morrill, MacPherson, Franklin & Friel LLP, acting as escrow holder for the various transactions identified above, that he is in a position to make distributions to Nona Morelli's II, Inc., such that it will receive from the proposed distribution of cash and all past cash distributions out of such escrow to Nona Morelli's II, Inc. a total of $250,000.

Please indicate your acceptance of the agreement of these terms and conditions by signing this letter in the blank below and returning it to me.

                                        Very truly yours,

                                        /S/  JOSEPH J. MONTEROSSO
                                        ---------------------------------------
                                             Joseph J. Monterosso

The foregoing terms and conditions are accepted and agreed to.

NONA MORELLI'S II, INC.

By:  /S/  FRED G. LUKE
     -----------------------------
          Fred G. Luke, CEO